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                                                                  EXHIBIT 18(b)

                              AMENDED AND RESTATED

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3
                                      FOR
                       MAINSTAY INSTITUTIONAL FUNDS INC.

                                   BOND FUND
                                EAPE INDEX FUND
                               GROWTH EQUITY FUND
                               INDEXED BOND FUND
                              INDEXED EQUITY FUND
                            INTERNATIONAL BOND FUND
                           INTERNATIONAL EQUITY FUND
                               MONEY MARKET FUND
                                MULTI-ASSET FUND
                              SHORT-TERM BOND FUND
                               VALUE EQUITY FUND


         WHEREAS, MainStay Institutional Funds Inc. (the "Company"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, shares of common stock of the Company are currently divided into a number of separate series, including the BOND FUND; EAFE INDEX FUND; GROWTH EQUITY FUND; INDEXED BOND FUND; INDEXED EQUITY FUND; INTERNATIONAL BOND FUND; INTERNATIONAL EQUITY FUND; MONEY MARKET FUND; MULTI-ASSET FUND; SHORT-TERM BOND FUND; and VALUE EQUITY FUND (the "Funds");

         WHEREAS, the Company desires to adopt, on behalf of each of the Funds, a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the "Plan") with respect to each of the Funds;

         WHEREAS, pursuant to a Management Agreement dated November 21, 1997, the Company employs MainStay Management, Inc. as manager for the Funds; and

         WHEREAS, pursuant to a Distribution Agreement dated January 1, 1994, the Company employs NYLIFE Distributors Inc. ("NYLIFE Distributors") as distributor of the securities of which it is the issuer.

         NOW THEREFORE, the Company hereby adopts, on behalf of the Funds, the Plan, in accordance with Rule 18f-3 under the Act, subject to the following terms and conditions:

         1. FEATURES OF THE CLASSES. Each Fund issues its shares of common stock in two classes: "Institutional Class" shares and "Institutional Service Class" shares. The Money Market Fund, in addition to the foregoing classes, issues a third class of shares: "Asset Management Money Fund" shares. Shares of each Class of a Fund shall represent an equal pro rata interest in
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such Fund, and generally, shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 3 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its service and/or distribution arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, each class of shares shall have the features described in Sections 5 and 6 below.

         2. SERVICE PLANS. Shares of the Institutional Service class of each Fund and the Asset Management Money Fund ("Sweep Class") of the Money Market Fund are offered pursuant to Shareholder Services Plans ("Service Plans") adopted by the Board of Directors on behalf of each such class. Shareholders of the Institutional Service Class of each Fund and the Sweep Class of the Money Market Fund receive additional shareholder services that are not provided to shareholders of the Institutional Class. The cost of such services is borne by the shareholders of the Institutional Service Class and the Sweep Class.

         Under each Service Plan, each Fund is authorized to pay to New York Life Insurance Company ("New York Life"), as compensation for service activities rendered by New York Life, its affiliates, or independent third party service providers, to holders of the Institutional Service Class of the Fund or the Sweep Class shares, a shareholder service fee at the rate of 0.25% on an annualized basis of the average daily net asset value of the respective class of shares of the Fund (the "Service Fee").

         For purposes of each Service Plan, "service activities" shall mean those activities for which a "service fee," as defined by the rules of National Association of Securities Dealers Inc., may be paid.

         3. DISTRIBUTION PLAN. Shares of the Sweep Class of the Money Market Fund are offered pursuant to a Plan of Distribution Pursuant to Rule 12b-1 ("Distribution Plan") adopted by the Board of Directors on behalf of such class in accordance with Rule 12b-1 under the Act. The Sweep Class receives certain distribution-related services that are not provided to the Institutional Class or the Institutional Service Class. The cost of such services is borne by the shareholders of the Sweep Class.

         Under the Distribution Plan, the Money Market Fund is authorized to pay to NYLIFE Distributors, NYLIFE Securities, Inc. ("NYLIFE Securities"), or any other broker-dealer or financial institution, as compensation for certain account sweep and/or other distribution-related services rendered to the Sweep Class, a distribution fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Sweep Class shares of the Fund (the "Distribution Fee").

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         For purposes of the Distribution Plan, "distribution-related services"
shall mean those services for which a distribution fee may be paid pursuant to Rule 12b-1 under the Act.

         4. ALLOCATION OF INCOME AND EXPENSES. (a) The gross income of each Fund shall, generally, be allocated to each class on the basis of net assets. To the extent practicable, certain expenses, (other than Class Expenses as defined below which shall be allocated more specifically), shall be subtracted from the gross income on the basis of net assets of each class of the Fund. These expenses include:

                 (1) Expenses incurred by the Company (for example fees of Directors, auditors, and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Corporate Level Expenses"); and

                 (2) Expenses incurred by a Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets)("Fund Expenses").

                 (b) Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a Service Plan or the Distribution Plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) Directors' fees incurred as a result of issues relating solely to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a class but only if the President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principals under the Act and the Internal Revenue Code of 1986, as amended.

         Therefore, expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Corporate Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Directors.
Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Directors of the Company in light of the requirements of the Act and the Internal Revenue Code of 1986, as amended.

         5. EXCHANGE PRIVILEGES. Shareholders may exchange shares of one class of a Fund for shares of an identical class of any other Fund, based upon each Fund's net asset value per share.

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         6.      CONVERSION FEATURES.  No conversion from one class of shares into another class of shares is currently offered.

         7. QUARTERLY AND ANNUAL REPORTS. The Directors shall receive quarterly and annual statements concerning all allocated Class Expenses and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the servicing of a particular class of shares will be used to justify any servicing fee attributable to that class. Expenditures not related to the servicing of a particular class shall not be presented to the Directors to justify any fee attributable to that class. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Directors in the exercise of their fiduciary duties. Under the Service Plans, the amount of the Service Fee payable to New York Life is not related directly to expenses incurred by New York Life, its affiliates, or independent third party service providers on behalf of a Fund in servicing holders of Institutional Service Class shares or Sweep Class shares of the Fund. Similarly, under the Distribution Plan, the amount of the Distribution Fee payable to NYLIFE Securities is not related directly to expenses incurred by NYLIFE Securities on behalf of the Money Market Fund in providing distribution-related services to the Sweep Class shares of the Fund.

         8. ACCOUNTING METHODOLOGY. (a) The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses among the Funds:

                 (1) On a daily basis, a Fund Accountant shall calculate the Service Fee to be charged to each Institutional Service Class of shares and the Sweep Class by calculating the average daily net asset value of such shares outstanding and applying the fee rate to the result of that calculation. The Fund Accountant shall also calculate the Distribution Fee to the Sweep Class of shares of the Money Market Fund in the same manner.

                 (2) The Fund Accountant will allocate designated Class Expenses, if any, to the respective classes.

                 (3) The Fund Accountant will allocate income and Corporate Level and Fund Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Fund for Fund Expenses, and in relation to the net asset value of the Company for Corporate Level Expenses. These calculations shall be based on net asset values at the beginning of the day for non-money market funds, and based on the relative value of settled shares at the beginning of the day for any money market funds.

                 (4) The Fund Accountant shall then complete a worksheet (attached as Exhibit A) using the allocated income and expense calculations from Paragraph (3) above, and the additional fees calculated from Paragraphs
(1), and (2) above. The Fund Accountant may make non-material changes to the form of worksheet as it deems appropriate.

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                 (5)      The Fund Accountant shall develop and use appropriate
internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

         9. WAIVER OR REIMBURSEMENT OF EXPENSES. Expenses may be waived or reimbursed by any adviser to the Company, by the Company's underwriter or any other provider of services to the company without the prior approval of the Company's Board of Directors.

         10. EFFECTIVENESS OF PLAN. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect interest in the operation of the Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

         11. MATERIAL MODIFICATION. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 9 hereof.

         IN WITNESS WHEREOF, the Company, on behalf of the Funds, has adopted this Multiple Class Plan as of the 6th day of June, 1995 and amended this Multiple Class Plan as of the 4th day of March, 1997 and the 1st day of September, 1998.

                                               MAINSTAY INSTITUTIONAL FUNDS INC.



                                               By:
                                                  -----------------------
                                                  Title:  Secretary


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